THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN CONTRAVENTION OF SECTION 5 OF SUCH ACT.

Throwdown Industries Holdings, LLC

Throwdown Industries, LLC

Throwdown Industries, INC.

XFIT BRANDS, INC.

$2,620,098.37

14.00% Senior Secured Fixed Rate Note due June 12, 2017

Registered	New York, New York

No. R-4	Dated: October 20, 2015

Each of Throwdown Industries Holdings, LLC, a Delaware limited liability company (“Holdings”), Throwdown Industries, LLC, a Delaware limited liability company (“TD LLC”), XFit Brands, Inc., a Nevada corporation (“XFit Brands”), and Throwdown Industries, Inc., a California corporation (“TDI” and, together with Holdings, XFit Brands and TD LLC, each, an “Obligor” and, collectively, the “Obligors”), for value received, hereby jointly and severally promises to pay to PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Purchaser”), the principal sum of TWO MILLION SIX HUNDRED TWENTY THOUSAND NINETY-EIGHT DOLLARS AND THIRTY-SEVEN CENTS ($2,620,098.37) on June 12, 2017 or such earlier date on which this Note is accelerated pursuant to the Note Purchase Agreement or subject to optional redemption by Holdings, on behalf of the Obligors, as described herein (the “Maturity Date”) (or, if such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, and to pay interest on the unpaid balance of said principal sum (as increased on account of any deferred and capitalized interest) at the rate of 14.00% per annum (computed on the basis of a 360-day year of twelve 30-day months), in like coin or currency and funds, from and including the date hereof, on the 20th day of each calendar month, commencing on November 20, 2015, and on the maturity date and each other date on which principal is due and payable (each, a “Payment Date”) until payment of such principal sum has been made or duly provided for; provided, that unless a Default or an Event of Default (each as defined in the Note Purchase Agreement) has occurred or Holdings, on behalf of the Obligors, otherwise elects in accordance with the Note Purchase Agreement, the Obligors shall pay cash interest for each Payment Date at a per annum rate of 9.00%, and the additional interest that otherwise would have been payable in cash on the applicable Payment Date shall instead be added to the outstanding principal balance of the Notes in accordance with the Note Purchase Agreement. Amounts payable on each Payment Date shall be payable to the holder in whose name this Note is registered on the applicable Payment Date.

Such interest will accrue from, and including, October 20, 2015 or the most recent Payment Date (whether or not such Payment Date was a Business Day) for which interest was paid to, but excluding, the relevant Payment Date. If any Payment Date falls on a day that is not a Business Day, the payment due on such day will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

This Note is one of a duly authorized issue of $2,620,098.37 aggregate principal amount of 14.00% Senior Secured Fixed Rate Notes due June 12, 2017 (the “Notes”) of the Obligors. This Note is issued pursuant to and subject to the Note Purchase Agreement, dated as of June 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) between the Obligors and the Purchaser, and is secured by certain collateral pledged by the Obligors pursuant to the Pledge and Security Agreement, dated as of June 10, 2014, between the Obligors and the Purchaser, as amended, supplemented or otherwise modified from time to time.

1. Payment. Payment of principal and interest as provided herein shall be made for the benefit of the registered owner hereof on the applicable Payment Date or on the Maturity Date, as the case may be, in each case by wire transfer to the account designated in writing to Holdings by such registered owner.

2. Redemption. Holdings, on behalf of the Obligors, may redeem the Notes, in whole or in part, at any time, at its option, at a redemption price equal to the Applicable Percentage of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of Notes to be redeemed to, but excluding, the redemption date. If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis. The “Applicable Percentage” means (i) in the case of a redemption on or prior to June 12, 2016, 107% or (ii) in the case of a redemption after June 12, 2016, 100%.

Notice of any such redemption must be mailed by first-class mail or electronically delivered to the registered holder of the Notes to be redeemed no less than 30 days prior to the redemption date and shall specify the designated redemption date and the aggregate principal amount to be redeemed thereon. Notice of redemption having been given, the Notes to be so redeemed shall, on the redemption date, become due and payable at the redemption price provided for herein, and from and after such date (unless the Obligors shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the holder or holders hereof.

3. Registration, Transfer, Exchange and Denominations of Notes. So long as any of the Notes remain outstanding and unpaid, the Obligors will cause to be maintained in the United States, an office or agency where the Notes may be presented for payment, transfer or exchange as provided in this Note. Such office or agency is presently located at the office of Holdings located at 25731 Commercentre Drive, Lake Forest, CA 92630, and the Obligors agree to give prompt written notice of any change in such office or agency to each holder of Notes then outstanding. The Obligors shall keep, or engage a third party registrar to keep, a register or registers in which, subject to such reasonable regulations as it may prescribe, the Obligors or such registrar, as the case may be, shall register the names and addresses of the holders of Notes in registered form and shall register the transfer of Notes in registered form as provided in this Note.

Whenever any Note or Notes shall be presented at such office or agency for exchange or registration of transfer, the Obligors shall execute and, in exchange therefor and upon cancellation thereof, shall deliver a new Note or Notes registered in such name or names and in such denominations as may be requested and in the same aggregate principal amount and dated as of the interest payment date to which interest has been paid on, or, if no interest has yet been so paid, then dated the date of, the Note or Notes so surrendered.

No transfer of any Note shall be registered unless evidenced by a written instrument of transfer duly executed by the registered owner in person or by his duly authorized attorney, and received by Holdings not less than three (3) Business Days prior to the requested transfer date or such shorter period as Holdings shall agree upon.

4. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of law provisions other than sections 5-1401 and 5-1402 of the General Obligations Law).

5. WAIVER OF JURY TRIAL. EACH OF THE OBLIGORS AND THE HOLDER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each of the Obligors has caused this Note to be duly executed in its company name.

THROWDOWN INDUSTRIES HOLDINGS, LLC

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

THROWDOWN INDUSTRIES, LLC

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

THROWDOWN INDUSTRIES, INC.

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

XFIT BRANDS, INC.

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

Dated: October 20, 2015